Exhibit 99.1

ERBA DIAGNOSTICS, INC. ANNOUNCES NOTICE OF

NONCOMPLIANCE WITH NYSE MKT CONTINUED LISTING STANDARDS

MIAMI, FL, May 22, 2015 – ERBA Diagnostics, Inc. (NYSE MKT: ERB) (the “Company”), a fully integrated in vitro diagnostics company, announced today that, on May 21, 2015, the Company received a letter from NYSE MKT LLC (the “Exchange”) stating that the Exchange has determined that the Company is not in compliance with Sections 134 and 1101 of the Exchange’s Company Guide (the “Company Guide”) due to the Company’s failure to timely file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 with the Securities and Exchange Commission (the “SEC”). The letter also states that the Company’s failure to timely file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 is a material violation of its listing agreement with the Exchange and, therefore, pursuant to Section 1003(d) of the Company Guide, the Exchange is authorized to suspend and, unless prompt corrective action is taken, remove the Company’s securities from the Exchange.

In the letter, the Exchange has acknowledged that the Company filed its Annual Report on Form 10-K for the year ended December 31, 2014 with the SEC on May 15, 2015, which was consistent with timeline and actions that the Company had articulated in its plan of compliance (the “Plan”) that the Company had provided to the Exchange on May 1, 2015.

In the letter, the Exchange has informed the Company that, because the additional deficiencies resulting from the Company’s failure to timely file its Quarterly Report on Form 10-Q are of a similar nature of the prior deficiencies resulting from the Company’s prior failure to timely file its Annual Report on Form 10-K, the Company may (but is not required to) submit a supplement to its Plan (the “Supplement to Plan”) addressing how it intends to regain compliance with Sections 134 and 1101 of the Company Guide by August 19, 2015 (the “Plan Period”). If the Company does not make progress consistent with the Plan or any Supplement to Plan during the Plan Period, or if the Company does not cure its deficiencies prior to the expiration of the Plan Period, then the Exchange staff will initiate delisting proceedings as appropriate. The Company is working diligently to regain compliance with the Company Guide by August 19, 2015.

As previously disclosed in its Notification of Late Filing on Form 12b-25 filed with the SEC on May 15, 2015, the Company has delayed filing its Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 because of unforeseen delays in connection with completing and filing the Company’s consolidated financial statements and the accompanying footnotes. Until these matters can be resolved, the Company will not be in a position to file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 with the SEC. The Company is working diligently to complete and file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 with the SEC.

About ERBA Diagnostics, Inc.

ERBA Diagnostics, Inc. (NYSE MKT: ERB), is a fully integrated in vitro diagnostics company, offering a comprehensive suite of clinical testing products throughout the U.S. and emerging markets. The Company serves as a one-stop shop for the testing needs of the growing number of smaller hospitals, reference labs, and physician clinics. ERBA Diagnostics’ line of proprietary and automated instruments, test kits, and reagents provide customers with autoimmune, infectious diseases, clinical chemistry, hematology, and diabetes testing. www.erbadiagnostics.com

Safe Harbor Statement

Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties that may affect the business and prospects of the Company, including, without limitation, the risks and uncertainties that: the Company may not be able to regain compliance with the Company Guide by August 19, 2015; the Exchange may not accept any Supplement to Plan submitted by the Company; the Company may not make progress consistent with the Plan or any Supplement to Plan during the Plan Period; the Exchange may initiate delisting proceedings, which would result in the Company’s common stock being delisted by the Exchange; the Company’s financial results may take longer to prepare than anticipated; the Company may not be able to file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 in the timeframe anticipated or by the expiration of the Plan Period; if the Company does not comply with any one or more of the timeframes set forth above, then the Company’s common stock will be delisted by the Exchange; during the Company’s period of noncompliance with Sections 134 and 1101 of the Company Guide, the Company’s common stock may be delisted by the Exchange; and other risks and uncertainties that may cause results to differ materially from those set forth in the forward-looking statements. See also the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC for further discussion of certain risks and uncertainties that could materially and adversely affect the Company’s business, operating results or financial condition. Many of these factors are beyond the Company’s control. In addition to the risks and uncertainties set forth above, investors should consider the economic, competitive, governmental, technological and other risks and uncertainties discussed in the Company’s filings with the SEC, including, without limitation, the risks and uncertainties discussed under the heading “Risk Factors” in such filings.

Contact:

Investors & Media

Tom Baker

Stonegate, Inc.

Tel: 617.532.0624

tbaker@stonegateinc.com